UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 14, 2026

Lumen Technologies, Inc.

(Exact name of registrant as specified in its charter)

Louisiana	001-7784	72-0651161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 CenturyLink Drive
Monroe, Louisiana	71203
(Address of principal executive offices)	(Zip Code)

(318) 388-9000

(Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, no par value per share	LUMN	New York Stock Exchange
Preferred Stock Purchase Rights	N/A	New York Stock Exchange

Indicate by check mark whether any registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 14, 2026, Lumen Technologies, Inc., a Louisiana corporation (“Lumen”), as borrower, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent, entered into the Revolving Credit Agreement (the “Credit Agreement”) providing for a revolving credit facility with commitments of $825 million.

Lumen does not provide security under the Credit Agreement but certain of Lumen’s subsidiaries have provided or, in certain cases after receiving necessary regulatory approvals, will provide an unconditional guarantee of payment of Lumen’s obligations (such entities, the “Lumen Guarantors”) and certain of such guarantees will be secured by a lien on substantially all of the assets of the applicable Lumen Guarantors. Level 3 Parent, LLC, a Delaware limited liability company (“Level 3 Parent”), Level 3 Financing, Inc., a Delaware corporation (“Level 3”), and certain of Level 3’s subsidiaries have provided or, in certain cases after receiving necessary regulatory approvals, will provide, an unconditional guarantee of payment of Lumen’s obligations under the Credit Agreement of up to $150 million, secured by a lien on substantially all of their assets (such entities, the “Level 3 Collateral Guarantors”). The guarantee by the Level 3 Collateral Guarantors may be reduced or terminated under certain circumstances. Qwest Corporation, a Colorado corporation (“Qwest”), and certain of its subsidiaries will provide an unsecured guarantee of collection of Lumen’s obligations under the Credit Agreement (collectively with Qwest, the “Qwest Guarantors”).

Borrowings under the Credit Agreement bear interest, at Lumen’s option, at a rate equal to either (i) Term SOFR (subject to a 0.00% floor) plus 2.75% for Term SOFR loans or (ii) a base rate plus 1.75% for base rate loans. The foregoing interest rates are subject to adjustment based on Lumen’s total net leverage ratio in accordance with the pricing grid in the Credit Agreement. Interest is payable at the end of each interest period. Lumen may prepay amounts outstanding under the Credit Agreement at any time without premium or penalty. The revolving credit facility established under the Credit Agreement matures on April 14, 2029 (subject to a springing maturity in certain circumstances).

Under the Credit Agreement and commencing with the fiscal quarter ended June 30, 2026, Lumen may not permit (i) its maximum total net leverage ratio to exceed 5.25 to 1.00 as of the last day of each fiscal quarter or (ii) its interest coverage ratio as of the last day of any test period to be less than 2.00 to 1.00.

The Credit Agreement contains certain customary affirmative and negative covenants, representations and warranties and events of default (subject, in certain cases, to customary grace and cure periods). If an event of default occurs, the lenders may, among other actions, accelerate the outstanding loans. The Credit Agreement allows Lumen to provide unsecured guarantees to certain notes issued by Qwest and certain Level 3 debt. Lumen may in the future provide unsecured guarantees to certain debt issued by Level 3 in order to simplify its overall reporting obligations.

In connection with entry into the Credit Agreement, the revolving commitments outstanding under the Superpriority Revolving/Term A Credit Agreement, dated as of March 22, 2024, among Lumen, as borrower, the lenders and issuing banks party thereto and Bank of America, N.A., as administrative agent and collateral agent were permanently reduced to zero and terminated.

The foregoing summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are furnished with the above-described Current Report on Form 8-K:

Exhibit No.	Description

10.1	Revolving Credit Agreement, dated as of April 14, 2026, among Lumen Technologies, Inc., as borrower, the lenders and issuing banks party thereto and Bank of America, N.A., as administrative agent and collateral agent.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

*

Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and other attachments have been omitted from this filing and will be furnished to the Securities and Exchange Commission supplementally upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Lumen Technologies, Inc. has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned officer hereunto duly authorized.

LUMEN TECHNOLOGIES, INC.

Dated: April 16, 2026	By:	/s/ Chris Stansbury
Chris Stansbury
President and Chief Financial Officer

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